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                                                                    EXHIBIT 4.13

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Mr. Chris Efstathiou
VP Global Procurement
Marconi Communications, Inc.
1000 Fore Drive
Warrendale
PA  15086-7502
United States of America

                                                                17 December 2003

Dear Chris,

GLOBAL PROCUREMENT AGREEMENT DATED 1 FEBRUARY 2002 BETWEEN MARCONI COMMUNICATIONS, INC. AND BOOKHAM TECHNOLOGY PLC, AS AMENDED BY LETTERS DATED 27 FEBRUARY 2002, 13 JUNE 2002, 10 JANUARY 2003 AND 27 JUNE 2003 ("GPA")

Following our recent discussions, this letter is to confirm formally a re-phasing of Marconi's minimum purchase commitment under the GPA and to specify the products comprising Marconi's order commitment under the GPA for the fourth calendar quarter of 2003.

In this letter, references to numbered quarters ("Qs") are to calendar quarters. References to $ are to US dollars, translated from the sterling commitment in the GPA at an exchange rate of 1.61 dollars to the pound. The exchange rate for the outstanding GPA amount will be reviewed at the end of Q4'03, and the dollar amounts for Q1 and Q2 2004 will be recalculated at that time.

We agree as follows (and the GPA is amended accordingly):

1. Marconi's commitment for Q4 2003 is $[**]. This will be fulfilled by Marconi placing additional purchase orders, on or before 12 December 2003, for delivery of the following Bookham products on or before 31 December 2003:

       o    [**]    [**] pieces, $[**] each, total value: $[**]

       o    [**]    [**] pieces, $[**] each, total value: $[**]

       o    [**]    [**] pieces, $[**] each, total value: $[**]

2. The phasing of Marconi's minimum quarterly purchase commitments under the GPA following Q4 is now as follows:

       o    Q1 04: $[**]

       o    Q2 04: $[**]

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3.     Marconi will pay all outstanding invoices for product delivered under the
       GPA (specifically, the $[**] which was agreed for Q3'03) by no later than 19 December 2003.

This letter extends the initial term of the GPA to 30 June 2004 and clause 8.1 of the GPA shall be deemed amended accordingly.

Please sign below to confirm Marconi's agreement to these terms.

Yours sincerely,


/s/ Byron Trop
Byron Trop
Vice President, Sales
Bookham Technology plc



I confirm my agreement to the terms set out above.


/s/ CHRIS EFSTATHIOU
------------------------------------
Chris Efstathiou, Vice President Global Procurement
For and on behalf of Marconi Communications, Inc.